Exhibit 99

FOR IMMEDIATE RELEASE

CAPE BANK AND CAPE BANCORP APPOINT MICHELE POLLACK AS
EVP AND CHIEF LENDING OFFICER

Cape May Court House, NJ, May 13, 2010 — Michael D. Devlin, President and CEO of Cape Bank is pleased to announce the appointment of Michele Pollack as Executive Vice President, Chief Lending Officer of Cape Bank and Cape Bancorp, Inc. (Nasdaq: CBNJ). Prior to joining Cape Bank, Ms. Pollack worked as Managing Director and Chief Lending Officer for Susquehanna Bank located in Southern New Jersey. Ms. Pollack will report to Mr. Devlin.

Michele brings 29 years of banking experience, 18 of those years in lending where she has managed loan portfolios in excess of $1.3 billion. Michele’s banking career also includes experience with First Fidelity, Mellon and Commerce.

Ms. Pollack’s community affiliation includes a two year departure from banking to work at Goodwill Industries. She is the Chair of the Board of Trustees for Community Treatment Solutions in Moorestown, NJ and a committee member of Breastcancer.org in Philadelphia, PA.

Michael Devlin stated, “We are pleased that Michele has joined the bank. Michelle’s strong banking background and strategic planning skills will make her an integral part of our executive management team.”

Contact:
Michael D. Devlin
President and Chief Executive Officer
609-465-5600